Exhibit 99.1

Vishay Intertechnology Appoints Dr. Renee B. Booth and Dr. Michiko Kurahashi to Its Board of Directors

Malvern, PA, November 15, 2021 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced the appointment, effective January 1, 2022, of two new independent members to its Board of Directors, Dr. Renee B. Booth and Dr. Michiko Kurahashi. Dr. Booth will also be appointed to serve on the Compensation Committee.

Dr. Booth has served since 1999 as President of Leadership Solutions, Inc., a boutique human resources consulting firm specializing in leadership assessment, selection, development and motivation. Prior to founding Leadership Solutions, Inc., Dr. Booth was the Eastern Regional Practice Leader for the Human Capital Group of Watson Wyatt Worldwide. Dr. Booth also served as Senior Vice President, Corporate Human Resources of financial services company ADVANTA Corporation, and spent more than a decade in senior positions with Hay Management Consultants. Dr. Booth is a Board of Trustee member at the Franklin Institute in Philadelphia where she serves on the Executive Committee and as Chair of the Education Committee and past Chair of the Compensation Committee. She previously served as a Board member of Kenexa, a human capital solutions provider, which was acquired by IBM and where she was Chair of the Compensation Committee. Dr. Booth received a B.A. in psychology from the University of Maryland and a M.S. and Ph.D. in industrial/organizational psychology from the Pennsylvania State University.
Renee B. Booth, Ph.D.
Dr. Kurahashi has served since 2020 as an adjunct professor at Baruch College educating executives, graduate students, and undergraduates in the current trends in marketing, communications, public relations, and digital marketing technology applicable to a wide range of businesses and industries. From 2016 to 2020, Dr. Kurahashi was Chief Marketing Officer at AXIS Capital (NYSE: AXS), a global commercial insurer and reinsurer. In that role, Dr. Kurahashi launched the firm’s new “One AXIS” brand, implemented AI-driven marketing initiatives and streamlined marketing processes. Prior to that, Dr. Kurahashi was Head of Marketing at CIT Bank, an online bank, and held senior marketing and communication positions at global financial institutions including UBS AG and HSBC Private Bank. Throughout her career, Dr. Kurahashi has won numerous industry awards for her work. Dr. Kurahashi received a B.A. in sociology from the University of Michigan – Ann Arbor; a M.A. in social stratification theory and a Ph.D. in quantitative research, labor markets from Cornell University.	Michiko Kurahashi, Ph.D.

Marc Zandman, Executive Chair, said of the appointments, “These appointments are indicative of our continued efforts to align our Board with corporate governance best practices.  Drs. Booth and Kurahashi each add diversity of viewpoints and broadened knowledge to the Board.   Dr. Booth brings extensive organizational experience with leadership assessment and development. Additionally, her current and prior positions as a director provide important expertise with organizational human capital matters. Dr. Kurahashi’s deep knowledge of corporate brand strategy and digital marketing expertise bring a key strategic and operational perspective in a continuously changing marketplace. We welcome them to the Board of Directors and look forward to their contributions, expertise and insights to Vishay’s strategic direction and growth plans.”

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at  www.Vishay.com.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300